Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

March 23, 2018		FarmNet Limited

	By:	/s/ Yefang Zhang
Director

March 23, 2018		Yefang Zhang

/s/ Yefang Zhang